TOYS“R”US, INC. REPORTS 2013 HOLIDAY SALES RESULTS

WAYNE, NJ (January 9, 2014) - Toys“R”Us, Inc. today reported its comparable store net sales for the five-week and nine-week periods ended January 4, 2014.
For the five-week period ended January 4, 2014, the Domestic segment reported a comparable store net sales increase of 1.8%. The learning, seasonal and core toy categories generated the strongest comparable store net sales growth. Internationally, comparable store net sales declined 1.1% for the five-week period ended January 4, 2014. Australia, China and Southeast Asia experienced positive comparable store net sales growth, offset by softness in Japan, Canada and Europe.
Comparable store net sales for the nine-week period ended January 4, 2014 decreased 4.7% in the Domestic segment and 3.0% in the International segment. The nine-week Domestic comparable store net sales change is lower than the five-week change, due mainly to the late timing of Thanksgiving this year versus the prior year, which partially benefitted the current year five-week period. Internationally, Australia, China and Southeast Asia experienced positive comparable store net sales growth, offset by softness in Japan, Canada and Europe.
The five-week period refers to December 1, 2013 to January 4, 2014, as compared to December 2, 2012 to January 5, 2013 in the prior year. The nine-week period refers to November 3, 2013 to January 4, 2014, as compared to November 4, 2012 to January 5, 2013 in the prior year.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 879 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 715 international stores and over 180 licensed stores in 35 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.

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For more information please contact:
Lenders and Note Investors:
Adil Mistry, Senior Vice President, Treasurer and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com
Media:
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com